SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 22, 2005
KAISER ALUMINUM & CHEMICAL CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	1-3605	94-0928288
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350
Foothill Ranch, California		92610-2831
(Address of Principal Executive Offices)		(Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Item 8.01  Other Events
     On June 29, 2005, Kaiser Aluminum & Chemical Corporation (the “Company”) announced that it, Kaiser Aluminum Corporation (“KAC”) and 19 of their subsidiaries filed a joint plan of reorganization (the “Kaiser Aluminum Plan”) and related disclosure statement with the United States Bankruptcy Court for the District of Delaware (the “Court”). Information concerning the Kaiser Aluminum Plan is included in the Company’s Current Report on Form 8-K dated June 29, 2005 as well as in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
     On August 24, 2005, the Company, KAC and the 19 subsidiaries filed a first amended joint plan of reorganization (the “Kaiser Aluminum Amended Plan”) and an amended disclosure statement (the “Kaiser Aluminum Amended Disclosure Statement”) with the Court. Copies of the Kaiser Aluminum Amended Plan and Kaiser Aluminum Amended Disclosure Statement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.
     Bankruptcy law does not permit the solicitation of acceptances for the Kaiser Aluminum Amended Plan until the Court approves the Kaiser Aluminum Amended Disclosure Statement. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Kaiser Aluminum Amended Plan. The Kaiser Aluminum Amended Plan will become effective if and when it receives the requisite stakeholder approval and is confirmed by the Court. In addition, approval must be obtained from the United States District Court regarding the treatment of asbestos personal injury claims in the Kaiser Aluminum Plan. The Company refers to the limitations and qualifications included in the Kaiser Aluminum Amended Disclosure Statement. In addition, the Company notes that all information contained in the Kaiser Aluminum Amended Disclosure Statement is subject to change, whether as a result of additional amendments to the Kaiser Aluminum Amended Plan, as a result of third party actions or otherwise.
     The Kaiser Aluminum Amended Disclosure Statement contains certain projections (the “Projections”) of financial performance for the fiscal years 2005 through 2008. The debtors do not, as a matter of course, publish their business plans, budgets or strategies, or make external projections or forecasts of their anticipated financial position or results of operations. The Company refers to the limitations and qualifications included in the Kaiser Aluminum Amended Disclosure Statement, including without limitation those set forth under the captions “Reorganized Kaiser — Projected Financial Information — Principal Assumptions” and “New Common Stock — Risk Factors — Risks Relating to Certain Financial Information Regarding the Reorganized Debtors” with respect to the Projections.
     Separately, the Company announced that, on August 22, 2005, it and various underwriters at Lloyd’s of London reinsured by Equitas entered into a settlement agreement (the “Lloyds Settlement”) whereby the underwriters have agreed to pay $137.0 million in settlement of their obligations under insurance policies with a face value of approximately $170.0 million and certain other coverage. In return for the cash payment, the Lloyds Settlement, if ultimately approved, would release the underwriters from their coverage liabilities, which were part of the previously disclosed insurance coverage litigation, and certain other coverage. The $137.0 million payment by the underwriters is required to be made to a settlement agent within 30 days of Court approval of the Lloyds Settlement. Such amounts will be paid by the settlement agent only to personal injury trusts upon the effectiveness of a plan of reorganization. See Note 1 of Notes to Interim Consolidated Financial Statement in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 for a discussion of the personal injury trusts expected to be set up pursuant to the Kaiser Aluminum Plan (as supplemented and amended by the Kaiser Aluminum Amended Plan). The Lloyds Settlement is subject to Court approval, approval of a plan of reorganization for the Company, and may be terminated in certain other circumstances, including if certain asbestos-related legislation in the United States is enacted into law on or before December 31, 2005. If the Lloyds Settlement were to be terminated, the funds along with interest would be refunded to the underwriters and coverage litigation could be reinstated against the underwriters. The Company has not determined what, if any, impact the Lloyds Settlement will have on either the aggregate amount of Personal injury-related insurance recoveries receivable recognized in the Company’s balance sheet or the amount of any charge that may be recognized in light of the Lloyds Settlement payment amount being for less than the face amount of the policies in the coverage litigation. Settlements with other insurers that are generally similar to the Lloyds Settlement may occur in the future, although no assurances can be provided that any such additional settlements will occur. See Note 9 of Notes to Interim Consolidated Financial Statements and Critical Accounting Policies in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 for additional discussion regarding personal injury-related matters.
     Lastly, the Company announced that the Court had approved its extension of exclusivity for all debtors through September 30, 2005.

Item 9.01  Financial Statements and Exhibits
(c)	Exhibits
* 99.1	First Amended Joint Plan of Reorganization for Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates.

* 99.2	Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to the First Amended Joint Plan of Reorganization for Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates

*	Included with this filing.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM & CHEMICAL CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Dated: August 24, 2005		Daniel D. Maddox
Vice President and Controller

EXHIBIT INDEX

Exhibit 99.1	First Amended Joint Plan of Reorganization for Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates*
Exhibit 99.2	Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to the First Amended Joint Plan of Reorganization for Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates*

*	Included with this filing.